UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
NN, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Explanatory Note: This supplement to Schedule 14A (this “Supplement”) is being filed to amend and restate that section titled “Security Ownership of Certain Beneficial Owners” of the definitive proxy statement (the “Proxy Statement”) of NN, Inc. (the “Company”) for the 2025 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”), which was filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2025.

All other items in the Proxy Statement remain unchanged.

Security Ownership of Certain Beneficial Owners. The following table sets forth the number of shares of our common stock beneficially owned by the only parties known to our management to own more than 5% of our common stock, as of March 17, 2025 and based on 49,869,511 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Corre Partners Management, LLC (1)	6,205,631	12.44%
Legion Partners Asset Management, LLC (2)	5,016,629	10.06%
BlackRock, Inc. (3)	3,103,092	6.22%
Nomura Holdings, Inc. (4)	3,005,837	6.03%
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(1)    Amount based on Schedule 13D/A filed on January 16, 2025 with the SEC by Corre Partners Management, LLC, or Corre. The Schedule 13D/A states that Corre and certain of its affiliates, including Corre Opportunities Qualified Master Fund, LP, or Corre Fund, have shared voting power with respect to 6,205,631 shares and shared dispositive power with respect to 6,205,631 shares. The principal business address of Corre is 12 East 49th Street, 40th Floor, New York, New York 10017. Corre Fund, and certain of its affiliates have shared voting power with respect to 5,395,064 shares and shared dispositive power with respect to 5,395,064 shares. The principal business address of Corre Fund is 12 East 49th Street, 40th Floor, New York, New York 10017.
(2)    Amount based on Schedule 13D/A filed on February 3, 2025 with the SEC by Legion Partners Asset Management, LLC, or Legion. The Schedule 13D/A states that Legion and certain of its affiliates have shared voting power for up to 5,016,629 shares and shared dispositive power for up to 5,016,629 shares. The principal business address of Legion is 12121 Wilshire Blvd., Suite 1240, Los Angeles, CA 90025.
(3)    Amount based on Schedule 13G filed on November 8, 2024 by BlackRock, Inc., or BlackRock. The Schedule 13G states that BlackRock has sole voting power with respect to 3,063,790 shares and sole dispositive power with respect to 3,103,092 shares. The principal business address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(4)    Amount based on Schedule 13G filed on November 14, 2024 by Nomura Holdings, Inc., or Nomura. The Schedule 13G states that Nomura and certain of its affiliates, including Nomura Global Financial Products, Inc., have shared voting power with respect to 3,005,837 shares and shared dispositive power with respect to 3,005,837 shares. The principal business address of Nomura is 13-1, Nihonbashi 1-chome, Chuo-ku, Tokyo 103-8645, Japan.